Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER FISCAL 2021 RESULTS
TULSA, OK – May 10, 2021 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its third quarter of fiscal 2021.
Key highlights:
•Third quarter revenue of $148.3 million was negatively affected by continued market disruptions caused by the COVID-19 pandemic, as well as severe weather impacts on select projects
•Third quarter loss per fully diluted share of $0.49, adjusted loss per fully diluted share of $0.43(1)
•Book-to-bill of 0.9 on project awards of $138.0 million in the quarter and backlog of $538.3 million; expectations for increasing project awards as we move through the calendar year
•The Company is actively working to convert its extensive clean energy opportunity pipeline which includes LNG and hydrogen, supported by our relationship with Chart Industries
•Balance sheet remains strong with $73.8 million in cash and no debt
•The Company expects results to improve as business volumes increase following $60 million of cost reductions achieved over the last year
“As we proceed through the year, as COVID-19 infection rates continue to decline, we are seeing signs of improvement across our end markets. Bidding opportunities, especially in key strategic areas, continue to grow and our strong balance sheet, combined with a leaner organization, position us to create shareholder value as the world returns to normalcy. Additionally, our increasing focus on providing our customers clean energy solutions is creating new, significant opportunities for the business,” said Matrix Service Company president and CEO John R. Hewitt. “While certain project awards and starts have certainly been delayed, we believe the third quarter was the bottom of the cycle and expect the fourth quarter to significantly improve. We expect this improvement to continue as we move into fiscal 2022.”
Update on Impact of COVID-19 Pandemic

Throughout the course of the COVID-19 pandemic, the Company's top priority has been to maintain a safe working environment for all field and office employees, customers and business partners. While North America has seen a significant reduction in infection rates and an equally significant increase in vaccine availability, our project teams, in coordination with our clients, continue to operate under enhanced work processes to protect the health and safety of everyone on our job sites.

Additionally, in direct response to market conditions, many of which are a result of COVID-19’s impact on energy demand over the last year, the Company has reduced its cost structure in excess of $60 million, or approximately 25%, with a third of those reductions related to SG&A and the rest related to construction overhead, which is included in cost of revenue in the income statement. Despite these significant reductions in construction overhead, our third quarter revenue did not allow for complete recovery of overhead, which reduced gross margin. Based on our opportunity pipeline and the strengthening market, we believe our current adjusted overhead levels are appropriate. While the Company will continue to manage its cost structure, we are also focused on rebuilding our backlog and restoring revenue volume to more normalized levels.

Third Quarter Fiscal 2021 Results
Consolidated
Consolidated revenue was $148.3 million for the three months ended March 31, 2021, compared to $248.3 million in the same period in the prior fiscal year. On a segment basis, revenue decreased in the Storage and Terminal Solutions, Process and Industrial Facilities, and Utility and Power Infrastructure segments by $57.0 million, $32.1 million, and $10.9 million, respectively.
Consolidated gross profit decreased to $1.6 million in the three months ended March 31, 2021 compared to $20.5 million in the same period in the prior fiscal year. Gross margin decreased to 1.1% in the three months ended March 31, 2021 compared to 8.2% in the same period in the prior fiscal year. Gross margins in fiscal 2021 were largely impacted negatively by lower than forecasted volumes, which led to under recovery of construction overhead costs as well as a lower than previously forecasted margin on a large capital project in the Utility and Power Infrastructure segment. These negative impacts were partially offset by increases in estimated recoveries on other completed capital projects.
Consolidated SG&A expenses were $17.2 million in the three months ended March 31, 2021 compared to $19.7 million in the same period a year earlier. The decrease is primarily attributable to implemented cost reductions.
In connection with these cost reductions, the Company recorded $1.9 million of restructuring costs in the three months ended March 31, 2021.
For the three months ended March 31, 2021, we had a net loss of $12.9 million, or $0.49 per fully diluted share, compared to a net loss of $5.5 million, or $0.21 per fully diluted share, in the three months ended March 31, 2020. For the three months ended March 31, 2021, the adjusted net loss was $11.5 million, or $0.43 per fully diluted share, compared to an adjusted net loss of $0.4 million, or $0.02 per fully diluted share, in the three months ended March 31, 2020(1).
Utility and Power Infrastructure
Revenue for the Utility and Power Infrastructure segment was $44.7 million in the three months ended March 31, 2021 compared to $55.7 million in the same period a year earlier. The decrease is due to lower volumes of power generation and power delivery work.
The segment gross margin (loss) was (10.5)% in fiscal 2021 compared to 5.6% in fiscal 2020. The fiscal 2021 segment gross margin was negatively impacted by an increase in the forecasted costs to complete a large capital project, which resulted in a decrease in gross profit of $8.9 million. The change in estimate was due to lower than previously forecasted productivity caused by excessive rain at the project site, the continuing impact of COVID-19, and rework which led to higher costs and some schedule compression. The profit on future revenue related to this project will be recognized based on the current project forecast, which is reduced, but near our expected range for the segment. In addition, segment gross margin was negatively impacted by low volumes, which led to the under recovery of construction overhead costs. These negative impacts were partially offset by good project execution throughout the remainder of the segment.
Performance in the power delivery business continues to be strong on lower revenue. Bidding activity is strong and we expect project awards to improve. Similarly, our opportunity pipeline for LNG peak shaving projects is building, however those awards, while significant, can be less frequent. During the third quarter of fiscal 2021, we received a key contract for an upgrade of an LNG peak shaving facility. We are optimistic that the priorities of the Biden Administration will lead to increased opportunities in this segment.
Process and Industrial Facilities
Revenue for the Process and Industrial Facilities segment was $42.8 million in the three months ended March 31, 2021 compared to $75.0 million in the same period a year earlier. The decrease is primarily due to lower volumes of midstream gas and refinery capital projects. The decrease was also attributable to the completion of our remaining iron and steel projects in the third quarter of fiscal 2020 after our strategic exit from the business in the same period.
The segment gross margin was (0.4)% for the three months ended March 31, 2021 compared to 4.1% in the same period last year. Project execution generally met our expectations in the current quarter, however, segment gross margin was negatively impacted by low volumes, which led to the under recovery of construction overhead costs, and an adjustment related to the Company's assessment of the amount due on a completed project.

The short-term impact of the global pandemic on the Company's refinery maintenance operations has moderated. We saw an increase in demand for refinery and maintenance work on existing long-term maintenance contracts with certain customers. However, other customers continue to delay or reduce discretionary maintenance and capital spending. In addition, we continue to see strong demand for thermal vacuum chambers, as well as increasing opportunities in mining and minerals and chemicals. The larger midstream gas projects continue to be limited, but we are seeing some activity in smaller capital work.
Storage and Terminal Solutions
Revenue for the Storage and Terminal Solutions segment was $60.7 million in the three months ended March 31, 2021 compared to $117.7 million in the same period a year earlier. The decrease in segment revenue is primarily a result of lower volumes of crude oil tank and terminal capital work.
The segment gross margins were 10.6% and 12.7% in the three months ended March 31, 2021 and March 31, 2020, respectively. The fiscal 2021 segment gross margin was positively impacted by additional estimated recoveries of unpriced change orders on a large crude oil terminal project following the achievement of mechanical completion and demobilization from the project site. The project's financial impact for the three months ended March 31, 2021 was a $3.9 million increase to gross profit. The benefit of this adjustment was partially offset by the under recovery of construction overhead costs caused by lower revenue volumes.
We have seen deferrals in award dates and lengthening award cycles as a result of the COVID-19 pandemic and its disruption of global energy demand. Opportunities in crude oil tanks and terminals are limited. However, this segment also includes a strong funnel of opportunities in North America, Central America and the Caribbean for storage infrastructure projects related to natural gas, LNG, ammonia, hydrogen, NGLs and other forms of renewable energy that support clean energy investments, President Biden's priorities, and chemical feed stocks.
Nine Month Fiscal 2021 Results
Consolidated revenue was $498.5 million for the nine months ended March 31, 2021, compared to $905.1 million in the same period in the prior fiscal year. On a segment basis, revenue decreased for the Process and Industrial Facilities and Storage and Terminal Solutions segments by $232.7 million, and $178.8 million, respectively. These decreases were partially offset by an increase in the Utility and Power Infrastructure segment of $4.9 million. The lower revenue in the Process and Industrial Facilities segment was due to our strategic exit from the domestic iron and steel business and the lower revenue in the Storage and Terminal Solutions segment was due to lower levels of crude terminal capital work.
Consolidated gross profit decreased to $31.2 million in the nine months ended March 31, 2021 compared to $82.9 million in the same period in the prior fiscal year. Gross margin decreased to 6.3% in the nine months ended March 31, 2021 compared to 9.2% in the same period in the prior fiscal year. Gross margins in fiscal 2021 were negatively impacted by lower than forecasted volumes, which led to under recovery of construction overhead costs as well as a lower than previously forecasted margin on a large capital project in the Utility and Power Infrastructure segment.
Consolidated SG&A expenses were $52.0 million in the nine months ended March 31, 2021 compared to $66.6 million in the same period a year earlier. The 21.8% decrease is primarily attributable to implemented cost reductions.
In connection with these cost reductions, the Company recorded $6.6 million of restructuring costs in the nine months ended March 31, 2021.
For the nine months ended March 31, 2021, we had a net loss of $20.5 million, or $0.78 per fully diluted share, compared to a net loss of $27.4 million, or $1.02 per fully diluted share, in the nine months ended March 31, 2020. For the nine months ended March 31, 2021, the adjusted net loss was $15.6 million, or $0.59 per fully diluted share, compared to adjusted net income of $11.0 million, or $0.40 per fully diluted share, in the nine months ended March 31, 2020(1).
Income Tax Expense
Our effective tax rates for the three and nine months ended March 31, 2021 were 28.2% and 22.6%, respectively.

Backlog
Backlog at March 31, 2021 was $538.3 million. The quarterly and year-to-date book-to-bill ratios were 0.9 and 0.7 on project awards of $138.0 million and $352.6 million, respectively. During the quarter, the Company removed a previously awarded project from backlog as the customer delayed construction. With the exception of money spent under the Limited Notice to Proceed, the balance of the backlog removed was $74.2 million. The Company was paid for all work performed on the project and will rebid the project when the customer makes the final investment decision.
Financial Position and Credit Facility
At March 31, 2021 the Company had a cash balance of $73.8 million and no debt. On May 4, 2021, the Company amended its credit agreement due to the impact COVID-19 had on the Company’s earnings over the last four quarters. The amendment temporarily eliminates our financial covenants through the quarter ending December 31, 2021. The terms of the amended credit agreement include certain restrictions and minimum requirements that are described in the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 10, 2021.

The Company’s balance sheet is strong and sufficient to support the business. The Company is confident it will satisfy the terms of the amended credit agreement.

(1)Non-GAAP Financial Measure
Adjusted earnings (loss) per share is a non-GAAP financial measure which excludes the financial impact of certain impairment charges, restructuring costs and tax reserves. In the three and nine months ended March 31, 2021, earnings were adjusted for restructuring costs only. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to earnings per share.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, May 11, 2021 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com under Investor Relations, Events and Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

Dial in - Toll-Free: 1-888-660-6127
Dial in - Toll: 1-973-890-8355
Audience Passcode: 6676476

About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top 100 Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:

Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Revenue	$148,260	$248,327	$498,499	$905,101
Cost of revenue	146,700	227,850	467,276	822,158
Gross profit	1,560	20,477	31,223	82,943
Selling, general and administrative expenses	17,179	19,718	52,031	66,574
Goodwill and other intangible asset impairments	—	—	—	38,515
Restructuring costs	1,860	6,559	6,585	6,559
Operating loss	(17,479)	(5,800)	(27,393)	(28,705)
Other income (expense):
Interest expense	(322)	(398)	(1,055)	(1,231)
Interest income	25	356	96	1,247
Other	(157)	(767)	1,849	(368)
Loss before income tax benefit	(17,933)	(6,609)	(26,503)	(29,057)
Benefit from federal, state and foreign income taxes	(5,060)	(1,114)	(6,002)	(1,705)
Net loss	$(12,873)	$(5,495)	$(20,501)	$(27,352)

Basic loss per common share	$(0.49)	$(0.21)	$(0.78)	$(1.02)
Diluted loss per common share	$(0.49)	$(0.21)	$(0.78)	$(1.02)
Weighted average common shares outstanding:
Basic	26,515	26,478	26,422	26,781
Diluted	26,515	26,478	26,422	26,781

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2021	June 30, 2020
Assets
Current assets:
Cash and cash equivalents	$73,751	$100,036
Accounts receivable, less allowances (March 31, 2021—$856 and June 30, 2020—$905)	158,099	160,671
Costs and estimated earnings in excess of billings on uncompleted contracts	37,964	59,548
Inventories	6,217	6,460
Income taxes receivable	11,443	3,919
Other current assets	7,013	4,526
Total current assets	294,487	335,160
Property, plant and equipment at cost:
Land and buildings	41,379	42,695
Construction equipment	95,526	94,154
Transportation equipment	52,467	55,864
Office equipment and software	41,196	39,356
Construction in progress	2,217	4,427
Total property, plant and equipment - at cost	232,785	236,496
Accumulated depreciation	(160,051)	(155,748)
Property, plant and equipment - net	72,734	80,748
Operating lease right-of-use assets	21,109	21,375
Goodwill	60,605	60,369
Other intangible assets, net of accumulated amortization	7,181	8,837
Deferred income taxes	4,513	5,988
Other assets	11,048	4,833
Total assets	$471,677	$517,310

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2021	June 30, 2020
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$50,163	$73,094
Billings on uncompleted contracts in excess of costs and estimated earnings	59,495	63,889
Accrued wages and benefits	21,983	16,205
Accrued insurance	7,437	7,301
Operating lease liabilities	5,199	7,568
Other accrued expenses	4,958	7,890
Total current liabilities	149,235	175,947
Deferred income taxes	34	61
Operating lease liabilities	20,651	19,997
Borrowings under senior secured revolving credit facility	—	9,208
Other liabilities	7,897	4,208
Total liabilities	177,817	209,421
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2021 and June 30, 2020; 26,519,217 and 26,141,528 shares outstanding as of March 31, 2021 and June 30, 2020	279	279
Additional paid-in capital	136,042	138,966
Retained earnings	185,901	206,402
Accumulated other comprehensive loss	(7,082)	(8,373)
	315,140	337,274
Less: Treasury stock, at cost — 1,369,000 shares as of March 31, 2021, and 1,746,689 shares as of June 30, 2020	(21,280)	(29,385)
Total stockholders' equity	293,860	307,889
Total liabilities and stockholders’ equity	$471,677	$517,310

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Gross revenue
Utility and Power Infrastructure	$44,720	$55,670	$157,414	$152,552
Process and Industrial Facilities	43,095	76,297	141,570	375,518
Storage and Terminal Solutions	61,542	118,711	204,572	382,720
Total gross revenue	$149,357	$250,678	$503,556	$910,790
Less: Inter-segment revenue
Process and Industrial Facilities	$261	$1,327	$1,543	$2,788
Storage and Terminal Solutions	836	1,024	3,514	2,901
Total inter-segment revenue	$1,097	$2,351	$5,057	$5,689
Consolidated revenue
Utility and Power Infrastructure	$44,720	$55,670	$157,414	$152,552
Process and Industrial Facilities	42,834	74,970	140,027	372,730
Storage and Terminal Solutions	60,706	117,687	201,058	379,819
Total consolidated revenue	$148,260	$248,327	$498,499	$905,101
Gross profit (loss)
Utility and Power Infrastructure	$(4,692)	$3,138	$7,818	$1,744
Process and Industrial Facilities	(171)	3,070	11,352	30,498
Storage and Terminal Solutions	6,423	14,907	12,053	52,675
Corporate	—	(638)	—	(1,974)
Total gross profit	$1,560	$20,477	$31,223	$82,943
Selling, general and administrative expenses
Utility and Power Infrastructure	$2,356	$2,081	$7,154	$7,491
Process and Industrial Facilities	3,882	5,343	11,319	19,666
Storage and Terminal Solutions	4,792	6,165	13,854	19,942
Corporate	6,149	6,129	19,704	19,475
Total selling, general and administrative expenses	$17,179	$19,718	$52,031	$66,574
Intangible asset impairments and restructuring costs
Utility and Power Infrastructure	$403	$935	$1,226	$25,835
Process and Industrial Facilities	781	4,087	3,645	17,702
Storage and Terminal Solutions	590	821	1,244	821
Corporate	86	716	470	716
Total asset impairments and restructuring costs	$1,860	$6,559	$6,585	$45,074
Operating income (loss)
Utility and Power Infrastructure	$(7,451)	$122	$(562)	$(31,582)
Process and Industrial Facilities	(4,834)	(6,360)	(3,612)	(6,870)
Storage and Terminal Solutions	1,041	7,921	(3,045)	31,912
Corporate	(6,235)	(7,483)	(20,174)	(22,165)
Total operating loss	$(17,479)	$(5,800)	$(27,393)	$(28,705)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed ("LNTP"), we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of December 31, 2020	$198,212	$157,428	$267,133	$622,773
Project awards	49,808	40,836	47,399	138,043
Other adjustment(1)	—	—	(74,219)	(74,219)
Revenue recognized	(44,720)	(42,834)	(60,706)	(148,260)
Backlog as of March 31, 2021	$203,300	$155,430	$179,607	$538,337
Book-to-bill ratio(2)	1.1	1.0	0.8	0.9

(1)The other adjustment in the Storage and Terminal Solutions segment was due to a customer's decision not to renew our existing LNTP for a storage tank capital project. The Company was paid for all work performed on the project and has been invited to rebid the project when the customer makes the final investment decision.
(2)Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2021:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2020	$272,816	$145,725	$339,924	$758,465
Project awards	87,898	149,732	114,960	352,590
Other adjustment(1)	—	—	(74,219)	(74,219)
Revenue recognized	(157,414)	(140,027)	(201,058)	(498,499)
Backlog as of March 31, 2021	$203,300	$155,430	$179,607	$538,337
Book-to-bill ratio(2)	0.6	1.1	0.6	0.7

(1)The other adjustment in the Storage and Terminal Solutions segment was due to a customer's decision not to renew our existing LNTP for a storage tank capital project. The Company was paid for all work performed on the project and has been invited to rebid the project when the customer makes the final investment decision.
(2)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures
In order to more clearly depict the core profitability of the Company, the following table presents our net income (loss) and earnings (loss) per fully diluted share for the three and nine months ended March 31, 2021 and 2020 after adjusting for restructuring costs, impairments and the tax impacts of these adjustments and other net tax items:

Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Net loss, as reported	$(12,873)	$(5,495)	$(20,501)	$(27,352)
Restructuring costs incurred	1,860	6,559	6,585	6,559
Goodwill and intangible asset impairments	—	—	—	38,515
Tax impact of adjustments and other net tax items	(479)	(1,462)	(1,695)	(6,737)
Adjusted net income (loss)	$(11,492)	$(398)	$(15,611)	$10,985

Loss per fully diluted share, as reported	$(0.49)	$(0.21)	$(0.78)	$(1.02)
Adjusted earnings (loss) per fully diluted share	$(0.43)	$(0.02)	$(0.59)	$0.40

(1)This table presents non-GAAP financial measures of our adjusted net income (loss) and adjusted diluted earnings (loss) per common share for the three and nine months ended March 31, 2021 and 2020. The most directly comparable GAAP financial measures are net loss and diluted loss per common share, respectively, presented in the condensed consolidated statements of income. We have presented these non-GAAP financial measures because we believe they more clearly depict the core operating results of the Company during the periods presented and provide a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted net income (loss) and adjusted diluted earnings (loss) per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.